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AMERICAN HOMEPATIENT                                             NEWS RELEASE

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Contacts:  Edward K. Wissing     or   Kathey S. Palmer      or    Dana Coleman
           President and CEO          Sr. Vice President          Comms. Mngr.
           (615) 221-8884             (615) 221-8884              (615) 221-8135


           AMERICAN HOMEPATIENT ANNOUNCES RESHAPING OF THE COMPANY FOR
                               SUSTAINABLE GROWTH

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         COMPANY COMPREHENSIVELY RESPONDS TO MEDICARE REIMBURSEMENT CUTS

BRENTWOOD, Tenn., Sept. 25, 1997 - American HomePatient, Inc., (Nasdaq: AHOM), one of the nation's largest providers of home health care services and equipment, has announced initiatives to aggressively respond to planned Medicare reimbursement cuts by fundamentally reshaping the company for long-term growth and value creation. More than 100 of the company's total operating and billing locations will be impacted by the activities announced today. The specific actions will result in the redefining of the company's strategic imperatives; pre-tax accounting charges in the third quarter of 1997 of approximately $66-68 million; the closure or consolidation of approximately 15 percent of the company's total operating and billing centers; and, the scaling back or elimination of marginal products and services for an additional 12 percent of locations.

The company believes that the combination of all these activities will permit it to exceed the current consensus of analyst 1998 estimates which include Medicare oxygen reimbursement cuts of 25 percent. The company's target for 1998 earnings per share (EPS) is $1.36.

In August, Congress enacted and President Clinton signed the balanced budget package which will cut the Medicare reimbursement rate for oxygen by 25 percent on Jan. 1, 1998, and by another five percent in 1999. With 359 operating and billing centers across the U.S., American HomePatient is one of the nation's largest providers of home oxygen to patients, many of whom are Medicare recipients, and is therefore significantly affected by Congress' decision. Medicare oxygen reimbursements account for approximately 23.5 percent of the company's revenues.

The company has long relied on its five "strategic imperatives" to guide its successful growth. These imperatives have included: (i) growth by acquisition in small to mid-size markets; (ii) building regional density; (iii) development of joint ventures and strategic alliances with major integrated health care delivery systems; (iv) same store revenue growth, and (v) cost containment. Consequently, American HomePatient has become one of the industry's leading and most successful consolidators, having acquired 97 companies since 1992 and attained a compound annual growth rate of 63 percent in both net revenue and income.

In response to the Medicare oxygen cuts, American HomePatient has chosen to redefine its strategic imperatives to better position the company for continued growth in a dynamic home health care environment. The new imperatives announced today, while building upon the strengths of the

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American HomePatient, Inc.
Page two
September 25, 1997

company's successful strategy over the past five years, also represent fundamental changes in commitment and focus in certain facets of the company's business. The new imperatives include:

o Continuing role as an active consolidator in home health care market to take advantage of the increased acquisition opportunities presented by current market conditions.

o Maximizing operating leverage by (i) achieving cost-efficiencies, (ii) initiating process and structure improvements at all levels of the company's operations, and (iii) optimizing regional density. These initiatives are intended to produce and sustain double digit EBIT (earnings before interest and taxes) margins in 1998.

o Accelerating the development of joint ventures and strategic alliances with prestigious hospitals and integrated health care delivery systems.

o Increasing local market share by focusing on the company's core product categories of respiratory and infusion services.

o Continuing the company's commitment to provide Personal Caring Service, its value system, which keeps quality patient care at the forefront of all activities.

"The reduction in Medicare oxygen reimbursement has forced us to make some very difficult decisions but we also believe it is an event which signals the beginning of a new era in home health care," said Edward K. Wissing, president and chief executive officer of American HomePatient. "To thrive in this environment and be a long-term player, our response is to create a stronger American HomePatient with redefined strategies and goals to carry us into the 21st Century. We are announcing today several decisive steps the company is undertaking to reposition itself for continued and profitable growth."

Approximately 27 percent of the company's operating and billing centers will be affected by the activities announced today, resulting in the loss of employment for a number of its 4,800 employees. Specifically, the company is closing or consolidating 15 percent of its operating centers, closing or scaling back nine billing centers, eliminating four operating regions, and eliminating marginal products and services at numerous other centers. Employees affected by these actions will be offered severance packages and will be provided with outplacement resources.

As a result of American HomePatient's fundamental reshaping, the company will take pre-tax accounting charges of approximately $66-68 million in the third quarter of 1997. These charges include approximately $8 million for the write-down of goodwill and other long-term assets due to the oxygen reimbursement cuts. Approximately $46-48 million of the charges represent the costs and goodwill associated with the closure, consolidation, scaling back, or elimination of services at selected locations as a part of the company's restructuring of its branch network and field support


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American HomePatient, Inc.
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September 25, 1997

operations. Due to the comprehensive nature of this restructuring, related charges of $12 million will be recorded to account for the negative impact anticipated on the remaining operating businesses.

After the charges are taken in the third quarter, the company expects EPS for the quarter ending September 30, 1997 to be approximately $(2.63) to $(2.68) and 1997 full year EPS to be approximately $(1.62) to $(1.67).

"We are committed to continuous process improvement and in making significant changes in the way we do business going forward. In doing so, we believe we are taking the necessary steps to create a strengthened American HomePatient - a company that is more efficient, more profitable and more capable of achieving long-term growth. Since the announcement of the magnitude of the Medicare cuts, we have wrestled with having to make some difficult decisions - especially those affecting our employees - but we believe these decisions will make us stronger and more successful as a company. Moreover, we believe these decisions will enable us to better meet the challenges of a changing market," said Wissing.

The company believes the home health care industry will continue to grow due to a number of factors including the aging population, the availability of new technologies that bring new opportunities to provide services to acutely ill patients in their homes, greater acceptance of the availability of home care by the medical community and payors, and patients' preference to be treated at home.

"We view this as a new era for American HomePatient. We have the financial stability and resources, and more importantly, we believe we have the resolve to make the necessary changes to take advantage of the tremendous opportunities presented in this industry and to move us to the next phase of the company's growth," concluded Wissing.

American HomePatient is recognized as one of the leading home care companies in the country. Its current product and service offerings include respiratory services, infusion therapy, parenteral and enteral nutrition, and medical equipment for patients in the home.

American HomePatient's common stock is traded in the Nasdaq Stock Market (National Market) under the symbol AHOM.


Forward looking statements made in this release involve a number of risks and uncertainties, including, but not limited to the company's ability to achieve significant expected cost savings or synergy's from the closing or consolidation of centers and other reshaping efforts described in this release, the impact of further changes in government reimbursement, government regulation and health care reforms, ability to execute on the company's strategic imperatives, therefor, changing the economic and market conditions and other risk factors detailed in the company's Securities and Exchange Commission filings.